Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

Anchor Bancorp Announces Appointment of Chief Credit Officer of Anchor Bank

Lacey, WA (November 23, 2015) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today announced that Matthew F. Moran had been appointed as Executive Vice President and Chief Credit Officer of the Bank.  Mr. Moran had been serving as Interim Chief Credit Officer of the Bank since he joined the Bank in April 2015.

Mr. Moran has over 25 years of banking experience and prior to joining the Bank, was employed by Sound Bank, the financial institution subsidiary of Sound Financial Bancorp, Inc., as Executive Vice President and Chief Credit Officer since May 2007.  Prior to that, he was a Senior Examiner with the Office of Thrift Supervision for one year.  From 2004 to 2006, he was Vice President - Commercial Credit for Inland NW Bank.  From 2001 to 2004, he was Vice President and Team Leader SE Washington of Community Bancshares, a $350 million community bank where he was responsible for all new credit development in Southeast Washington.  In addition, Mr. Moran also served for five years as Asset/Liability Manager for the consolidated entities under First National Nebraska, Inc. a $10 billion dollar bank holding company First National Bank of Omaha.  Prior to that, Mr. Moran spent six years as a National Bank Examiner with the OCC and also served as a specialist in the Large Bank Capital Markets Examination Program.  In 2010, Mr. Moran graduated from the Pacific Coast Banking School, which is affiliated with the Graduate School of Business of the University of Washington.

“We are very pleased to welcome Matt to the management group at Anchor Bank.  Matt’s extensive experience as a chief credit officer will be a valued addition to the Bank’s lending operations,” said Jerald L. Shaw, President and Chief Executive Officer of the Company and the Bank.

About the Company

Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, interest rate fluctuations, regulatory and accounting changes, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Anchor Bancorp's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended June 30, 2015, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.